As filed with the Securities and Exchange Commission on February 18, 2021

Registration No. 333-223848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933
________________

NOKIA CORPORATION

(Exact name of registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)		Not Applicable (I.R.S. Employer Identification Number)
Karakaari 7, P.O. Box 226 FI-00045 NOKIA GROUP Espoo, Finland +358 10 4488000

(Address of principal executive offices)

NOKIA EMPLOYEE SHARE PURCHASE PLAN [“SHARE IN SUCCESS”]
NOKIA PERFORMANCE SHARE PLAN 2018

(Full title of the plans)

_______________
Ronald A. Antush

Nokia of America Corporation

3100 Olympus Blvd.

Dallas, Texas 75019

+1 (469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022
+1 (212) 848 7171

EXPLANATORY NOTE

Nokia Employee Share Purchase Plan

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-223848 (the “2018 Registration Statement”) is being filed to deregister certain shares (the “Shares”) of Nokia Corporation (the “Company”) that were registered for issuance pursuant to the Nokia Employee Share Purchase Plan (the “2018 Employee Share Purchase Plan”). The 2018 Registration Statement registered 1,500,000 Shares issuable pursuant to the 2018 Employee Share Purchase Plan to employees of the Company. The 2018 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2018 Employee Share Purchase Plan.

Nokia Performance Share Plan 2018

This Post-Effective Amendment No. 1 to the 2018 Registration Statement is being filed to deregister certain Shares of the Company that were registered for issuance pursuant to the Nokia Performance Share Plan 2018 (the “2018 Performance Share Plan”). The 2018 Registration Statement registered 20,000,000 Shares issuable pursuant to the 2018 Performance Share Plan to employees of the Company. The 2018 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2018 Performance Share Plan.

Filing Fee Offset

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2018 Registration Statement, the Company is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register shares issuable under other of its employee benefit plans.  In accordance with Rule 457(p) under the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the 2018 Registration Statement is also being filed to carry over to the New Registration Statement the $12,769.00 portion of the registration fee previously paid by the Company in connection with the 2018 Registration Statement to register 18,025,000 Shares.

SIGNATURES

The Registrant. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on February 18, 2021.

NOKIA CORPORATION

By:	/s/ Esa Niinimäki	By:	/s/ Ulla Nyberg
Name:	Esa Niinimäki	Name:	Ulla Nyberg
Title:	Deputy Chief Legal Officer, Corporate	Title:	Senior Legal Counsel, Corporate Legal

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the indicated capacities on February 18, 2021.

Members of the Board of Directors

/s/ Sari Baldauf	Chair of the Board of Directors
Name: Sari Baldauf

/s/ Bruce Brown	Director
Name: Bruce Brown

/s/ Jeanette Horan	Director
Name: Jeanette Horan

/s/ Edward Kozel	Director
Name: Edward Kozel

/s/ Elizabeth Nelson	Director
Name: Elizabeth Nelson

/s/ Thomas Dannenfeldt	Director
Name: Thomas Dannenfeldt

/s/ Søren Skou	Director
Name: Søren Skou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Kari Stadigh	Vice Chair of the Board of Directors
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Pekka Lundmark
Name: Pekka Lundmark

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Marco Wirén
Name: Marco Wirén

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush